Exhibit 99.1

Viasat Announces Fourth Quarter and Fiscal Year 2018 Results

—	ViaSat-2 commercial service launched in the fourth quarter of fiscal year 2018—enabling Viasat to be the first satellite internet service provider in the U.S., or globally, to offer plans with download speeds up to 100 Mbps.

—	Strong fourth quarter fiscal year 2018 performance in Viasat’s Government Systems and Commercial Networks segments led to new company-wide quarter and fiscal year revenue highs of $439.7 million and $1.6 billion, respectively.

—	Government Systems segment delivered quarterly double-digit growth and hit new records in revenue, operating profit and Adjusted EBITDA.

—	Commercial Networks segment returned to revenue growth and narrowed segment losses, led by rapidly scaling In-flight Connectivity (IFC) installations.

—	Satellite Services segment resumed sequential quarterly revenue growth as demand for premium services grew across the Company’s fixed and mobile broadband offerings. Average Revenue Per User (ARPU) for fixed broadband subscribers in the U.S. reached another record and IFC services began scaling on American Airlines.

—	Fiscal year 2018 reflected another year of positive book-to-bill performance, with fourth quarter new contract awards up 5% year-over-year, bringing fiscal year 2018 new contract awards to a high of $1.7 billion.

CARLSBAD, Calif., May 24, 2018 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal fourth quarter and fiscal year ended March 31, 2018.

“Viasat ended its fiscal year 2018 positioned to drive strong, sustained growth in fiscal year 2019 and beyond,” said Mark Dankberg, Viasat chairman and CEO. “Each business segment executed its mission this year. Government Systems leveraged astute investments in prior years to again deliver record revenue, operating profit and Adjusted EBITDA—up 13%, 42% and 27%, respectively, compared to fiscal year 2017. Commercial Networks delivered the technology that will drive growth—ramping IFC deliveries to American Airlines and several other new customers; lighting up our state-of-the-art ViaSat-2 ground network; completing critical pre-flight testing milestones for ViaSat-3; and setting the stage to scale rapidly with 29% year-over-year gains in both fourth quarter revenue and new contract awards. The Satellite Services segment managed through launch and in-service delays for the ViaSat-2 spacecraft by introducing innovative new premium high-speed data plans on ViaSat-1 that lifted ARPU to record levels. We also invested to prepare for growth in residential broadband and IFC services, as well as new vertical and geographic markets. Now all three segments share a common mission in fiscal year 2019—to leverage these strategic positions to deliver solid performance and growth in revenue and Adjusted EBITDA while paving the way for ViaSat-3. We’re looking forward to an exciting year.”

Financial Results

(In millions, except per share data)	Q4 FY18	Q4 FY17	Year- Over- Year Change	FY18	FY17	Year- Over- Year Change
Revenues	$439.7	$416.4	5.6%	$1,594.6	$1,559.3	2.3%
Net (loss) income[1]	$(19.9)	$6.7	*	$(67.3)	$23.8	*
Non-GAAP net (loss) income[1]	$(3.1)	$18.5	*	$2.2	$65.6	(96.7)%
Adjusted EBITDA	$55.6	$83.5	(33.4)%	$235.0	$340.8	(31.1)%
Diluted per share net (loss) income[1]	$(0.34)	$0.11	*	$(1.15)	$0.45	*
Non-GAAP diluted per share net (loss) income[1]	$(0.05)	$0.32	*	$0.04	$1.23	(96.7)%
Fully diluted weighted average shares[2]	59.1	58.4	1.1%	58.4	53.4	9.4%
New contract awards	$404.0	$385.6	4.8%	$1,666.6	$1,661.7	0.3%
Sales backlog[3]	$1,090.0	$1,024.4	6.4%	$1,090.0	$1,024.4	6.4%

Segment Results

(In millions)	Q4 FY18	Q4 FY17	Year- Over- Year Change	FY18	FY17	Year- Over- Year Change
Satellite Services
New contract awards	$145.3	$153.0	(5.0)%	$593.6	$597.2	(0.6)%
Revenues	$145.0	$160.9	(9.9)%	$589.3	$629.6	(6.4)%
Operating (loss) profit[4]	$(21.1)	$32.8	*	$12.0	$131.1	(90.8)%
Adjusted EBITDA	$30.1	$75.0	(59.9)%	$193.9	$297.4	(34.8)%
Commercial Networks
New contract awards	$66.2	$51.3	29.1%	$250.6	$213.8	17.2%
Revenues	$76.2	$59.1	28.9%	$233.2	$244.6	(4.7)%
Operating loss[4]	$(50.1)	$(52.5)	4.6%	$(229.1)	$(180.5)	(26.9)%
Adjusted EBITDA	$(32.9)	$(36.5)	10.0%	$(165.9)	$(119.0)	(39.4)%
Government Systems
New contract awards	$192.5	$181.3	6.1%	$822.4	$850.7	(3.3)%
Revenues	$218.6	$196.5	11.2%	$772.1	$685.1	12.7%
Operating profit[4]	$40.6	$25.6	58.9%	$137.1	$96.7	41.9%
Adjusted EBITDA	$58.4	$45.0	29.9%	$206.9	$162.3	27.4%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]	As the three and twelve months ended March 31, 2018 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[3]	Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include contracts with our broadband internet subscribers in our Satellite Services segment, nor does it include anticipated purchase orders and requests for the installation of IFC systems or future recurring internet services revenues under commercial IFC agreements recorded in our Commercial Networks and Satellite Services segments, respectively.
[4]	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Satellite Services

The fourth quarter of fiscal year 2018 marked the entry of the ViaSat-2 satellite into commercial service. Sequential quarter-over-quarter revenues grew slightly despite having two fewer days in the fourth quarter fiscal period as compared to the third quarter of fiscal year 2018. Year-over-year segment revenues reflected growth in Viasat’s IFC services business, while residential broadband revenues reflected a lower subscriber base as a result of the ViaSat-2 satellite service launch delay. ARPU continued to increase sequentially and year-over-year as subscribers moved to higher-value service plans. Additionally, the fourth quarter of the prior fiscal year included a revenue benefit of $6.8 million associated with payments under the Space Systems/Loral (SS/L) settlement. Segment operating profits and Adjusted EBITDA were lower compared to the prior year period primarily as a result of the revenue decrease and increased sales, marketing and operating expenses—for the existing and new vertical and geographic markets—associated with the ViaSat-2 commercial service launch. The segment’s fiscal fourth quarter also reflected additional investments in commercial IFC support expenses as the Company prepares for an accelerated pace of IFC installations in fiscal year 2019. Highlights for the quarter include:

•	Internet on the ground

•	Viasat launched commercial broadband services on the ViaSat-2 satellite in the fourth quarter of fiscal year 2018. The service offers a range of unlimited data plans and is the industry’s fastest satellite-based internet service—with speeds up to 100 Mbps in select geographic regions.

•	ARPU grew 8% year-over-year to a record high of $71.06, reflecting a higher mix of new and existing subscribers choosing premium service plans and value-added services, as well as a slightly higher proportion of retail subscribers. This ARPU increase offset the effects of a decrease in fixed broadband subscribers. At the close of the fourth quarter of fiscal year 2018 subscribers totaled approximately 576,000.

•	As of fourth quarter end, almost 100,000 subscribers were on premium unlimited plans on the ViaSat-1 and ViaSat-2 satellites.

•	Viasat announced sales and fulfillment partnerships to cover broadband service expansion on the ViaSat-1 and ViaSat-2 satellites; including an expanded residential fulfillment partnership with Perfect 10 and new Master Agent service agreements serving Viasat’s growing enterprise internet solutions business.

•	Viasat continued to expand its operations and service offering globally by building its satellite broadband business in Europe in preparation for the ViaSat-3 Europe Middle East Africa (EMEA) service entry. Additionally, after the quarter end, the Company announced the availability of its fast, affordable satellite-enabled Community Wi-Fi platform to nearly all of Mexico.

•	Internet in the air

•	During the fourth quarter, United Airlines and Viasat signed a new agreement to bring Viasat’s latest generation in-flight entertainment and connectivity system to more than 70 new aircraft, including at least 58 of United’s new Boeing 737MAX aircraft.

•	At the close of the fourth quarter of fiscal year 2018, there were 635 commercial aircraft in service equipped with Viasat’s IFC system. Viasat expects to significantly ramp IFC installations in fiscal year 2019, and currently has 1,590 aircraft either in service or under contract.

In fiscal year 2018, Satellite Services segment revenues, operating profit and Adjusted EBITDA were lower compared to the same period last year. This decrease reflected a $26.8 million year-over-year impact to revenues and operating profit due to the completion of payments under the SS/L settlement agreement in the prior fiscal year, plus costs associated with the preparation and launch of the ViaSat-2 satellite service in the fourth quarter of fiscal year 2018 and upcoming IFC service ramp anticipated in fiscal year 2019.

Commercial Networks

In the fourth quarter of fiscal year 2018, Viasat’s Commercial Networks revenues reflected strong sequential quarter growth of 37% primarily driven by ramping in-flight terminal deliveries and, to a lesser extent, revenue growth from fiscal year 2018 next-generation broadband contract wins. The segment also saw another sequential quarter of decreased research and development (R&D) expenses of $3.0 million, as the Company’s ViaSat-3 payload program transitions to the capital portion of the project. Achieving these operating milestones drove the segment’s operating loss slightly down, and improved Adjusted EBITDA on both a sequential quarter and year-over-year basis. New contract awards were 29% higher for the fourth quarter of fiscal year 2018 compared to the prior year period primarily due to demand for IFC equipment and new contract wins for next-generation broadband capabilities. Highlights for the quarter include:

•	The ViaSat-2 satellite was awarded the prestigious Aviation Week Network Laureate award in the ‘Space, Platforms’ category, highlighting the satellite’s technical capabilities as its ability to reduce the cost of space-based connectivity to make satellite broadband more competitive with other terrestrial internet services.

•	Viasat and Boeing proceeded with full construction, integration and testing of the first two ViaSat-3 class satellites during fiscal year 2018, leading to decreased R&D expense for the second consecutive quarter.

•	Viasat announced new programs:

•	Viasat’s phased array antenna was selected by SES Networks for the O3b mPOWER network.

•	Cobham SATCOM and Viasat introduced a maritime antenna system for broadband connectivity.

In fiscal year 2018, Commercial Networks segment operating loss was higher and Adjusted EBITDA was lower compared to the same period last year, reflecting R&D investments in the Company’s ultra-high capacity ViaSat-3 class satellite constellation, as well as upfront costs due to ramping demand for Viasat’s IFC terminal systems. Fiscal year 2018 segment revenues were down 5% compared to fiscal year 2017, primarily as a result of lower fixed terminal sales for Australia’s nbn™ satellite broadband service, partially offset by an increase in delivery of next-generation IFC systems. Commercial Networks segment fiscal year 2018 awards were 17% higher than the prior fiscal year, generating a positive book-to-bill ratio and year-over-year increase in backlog by 8% which does not include the anticipated purchase orders and requests installations under the Company’s existing IFC contracts.

Government Systems

Viasat’s Government Systems segment revenues for the fourth quarter of fiscal year 2018 were a record of $218.6 million, an increase of 11% year-over-year. This growth was led by the Company’s market-leading next-generation small form factor tactical data link products, including the world’s first handheld Link 16 radio. Operating profit increased by 59% to a record of $40.6 million and Adjusted EBITDA increased 30% to a record of $58.4 million for the quarter, compared to the prior year period. Revenue and operating profit growth were driven primarily by record shipment levels of Viasat’s Non-Developmental Item (NDI) datalink products initiated under Company funded R&D programs in prior periods. Highlights for the quarter include:

•	Fiscal year 2018 segment new contract awards equaled $822.4 million, reflecting a 1.1 to 1 book-to-bill ratio, driving segment backlog and total company backlog as of March 31, 2018 to $671.2 million and $1.1 billion, respectively.

•	Viasat launched ViaSat-2 service for government, defense and military applications. The service is expected to dramatically improve operational capabilities for military missions and offer significant performance advantages over any other commercial or Department of Defense (DoD) satellite system.

Viasat’s Government Systems segment delivered another year of record performance in fiscal year 2018, with record revenue of $772.1 million, an increase of 13% year-over-year. Operating profit increased 42% year-over-year to a record of $137.1 million which generated record Adjusted EBITDA of $206.9 million, a 27% increase year-over-year.

Conference Call

Viasat will host a conference call to discuss the fourth quarter of fiscal year 2018 results. Details follow:

DATE/TIME:	Thursday, May 24, 2018 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Thursday, May 24 until 11:59 p.m. Eastern Time on Friday, May 25 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 6683285.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2018 and beyond; satellite construction and launch activities; the service plans to be offered on the ViaSat-2 satellite and the expected customer demand; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; international expansion plans; the realization of IFC investments and the number of IFC systems expected to be installed under existing contracts with commercial airlines; the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners and other customers. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2018 Viasat, Inc. All rights reserved. Viasat is a registered trademark of Viasat, Inc. The Viasat logo is a trademark of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Revenues:
Product revenues	$231,689	$196,451	$755,547	$713,936
Service revenues	207,981	219,968	839,078	845,401

Total revenues	439,670	416,419	1,594,625	1,559,337

Operating expenses:
Cost of product revenues	170,745	141,942	553,677	524,026
Cost of service revenues	156,599	132,159	567,137	524,949
Selling, general and administrative	106,038	96,562	385,420	333,468
Independent research and development	36,865	39,857	168,347	129,647
Amortization of acquired intangible assets	2,474	3,223	12,231	10,788

(Loss) income from operations	(33,051)	2,676	(92,187)	36,459
Interest expense, net	(3,595)	(66)	(3,066)	(11,075)
Loss on extinguishment of debt	—	—	(10,217)	—

(Loss) income before income taxes	(36,646)	2,610	(105,470)	25,384
Benefit from (provision for) income taxes	16,745	1,639	35,217	(3,617)
Equity in income of unconsolidated affiliate, net	385	—	1,978	—

Net (loss) income	(19,516)	4,249	(68,275)	21,767
Less: net income (loss) attributable to noncontrolling interests, net of tax	430	(2,401)	(970)	(2,000)

Net (loss) income attributable to Viasat Inc.	$(19,946)	$6,650	$(67,305)	$23,767

Diluted net (loss) income per share attributable to Viasat Inc. common stockholders	$(0.34)	$0.11	$(1.15)	$0.45

Diluted common equivalent shares	59,052	58,425	58,438	53,396

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
GAAP net (loss) income attributable to Viasat Inc.	$(19,946)	$6,650	$(67,305)	$23,767
Amortization of acquired intangible assets	2,474	3,223	12,231	10,788
Stock-based compensation expense	19,413	15,852	68,545	55,775
Loss on extinguishment of debt	—	—	10,217	—
Acquisition related expenses	—	—	—	615
Income tax effect (1)	(5,082)	(7,266)	(21,508)	(25,372)

Non-GAAP net (loss) income attributable to Viasat Inc.	$(3,141)	$18,459	$2,180	$65,573

Non-GAAP diluted net (loss) income per share attributable to Viasat Inc. common stockholders	$(0.05)	$0.32	$0.04	$1.23

Diluted common equivalent shares	59,052	58,425	58,438	53,396

(1) The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.
AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)

	Three months ended		Twelve months ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
GAAP net (loss) income attributable to Viasat Inc.	$(19,946)	$6,650	$(67,305)	$23,767
(Benefit from) provision for income taxes	(16,745)	(1,639)	(35,217)	3,617
Interest expense, net	3,595	66	3,066	11,075
Depreciation and amortization	69,276	62,524	255,652	245,922
Stock-based compensation expense	19,413	15,852	68,545	55,775
Loss on extinguishment of debt	—	—	10,217	—
Acquisition related expenses	—	—	—	615

Adjusted EBITDA	$55,593	$83,453	$234,958	$340,771

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 31, 2018				Three months ended March 31, 2017
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(21,122)	$(50,098)	$40,643	$(30,577)	$32,822	$(52,499)	$25,576	$5,899
Depreciation (2)	40,043	7,542	9,645	57,230	34,724	6,093	8,988	49,805
Stock-based compensation expense	5,019	7,133	7,261	19,413	3,569	6,172	6,111	15,852
Other amortization	4,825	2,571	2,176	9,572	3,898	3,719	1,879	9,496
Equity in income of unconsolidated affiliate, net	385	—	—	385	—	—	—	—
Acquisition related expenses	—	—	—	—	—	—	—	—
Noncontrolling interests	919	—	(1,349)	(430)	—	—	2,401	2,401

Adjusted EBITDA	$30,069	$(32,852)	$58,376	$55,593	$75,013	$(36,515)	$44,955	$83,453

	Twelve months ended March 31, 2018				Twelve months ended March 31, 2017
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$12,018	$(229,105)	$137,131	$(79,956)	$131,085	$(180,496)	$96,658	$47,247
Depreciation (2)	146,138	28,098	36,205	210,441	141,108	24,483	35,095	200,686
Stock-based compensation expense	16,861	25,873	25,811	68,545	11,917	22,225	21,633	55,775
Other amortization	14,464	9,281	9,235	32,980	13,136	14,631	6,681	34,448
Equity in income of unconsolidated affiliate, net	1,978	—	—	1,978	—	—	—	—
Acquisition related expenses	—	—	—	—	190	179	246	615
Noncontrolling interests	2,486	—	(1,516)	970	—	—	2,000	2,000

Adjusted EBITDA	$193,945	$(165,853)	$206,866	$234,958	$297,436	$(118,978)	$162,313	$340,771

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of March 31, 2018	As of March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$71,446	$130,098
Accounts receivable, net	267,665	263,721
Inventories	196,307	163,201
Prepaid expenses and other current assets	77,135	57,836

Total current assets	612,553	614,856

Property, equipment and satellites, net	1,962,475	1,648,878
Other acquired intangible assets, net	31,862	41,677
Goodwill	121,085	119,876
Other assets	686,134	529,366

Total assets	$3,414,109	$2,954,653

	As of March 31, 2018	As of March 31, 2017
Liabilities and Equity
Current liabilities:
Accounts payable	$157,481	$100,270
Accrued liabilities	263,676	224,959
Current portion of long-term debt	45,300	288

Total current liabilities	466,457	325,517
Senior notes	690,886	575,380
Other long-term debt	287,519	273,103
Other liabilities	121,240	42,722

Total liabilities	1,566,102	1,216,722

Total Viasat Inc. stockholders’ equity	1,837,166	1,734,618
Noncontrolling interest in subsidiaries	10,841	3,313

Total equity	1,848,007	1,737,931

Total liabilities and equity	$3,414,109	$2,954,653

# # #

Viasat, Inc. Contacts:

Chris Phillips, Public Relations, 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, 760-476-2633, IR@viasat.com